AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                      BLACKROCK INVESTMENT MANAGEMENT, LLC

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and BLACKROCK INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement dated October 11, 2010 ("Agreement"), whereby the Adviser appointed the Sub-Adviser to furnish sub-investment advisory services to the investment portfolios ("Fund") of JNL Series Trust ("Trust") listed on Schedule A to the Agreement.

     WHEREAS, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

     WHEREAS, the Adviser desires to appoint the Sub-Adviser to provide, and the Sub-Adviser has agreed to provide, additional sub-investment advisory services to the following new investment portfolio of the Trust, effective upon execution or, if later, the date that initial capital for such investment portfolio is first provided: 1) JNL/BlackRock Global Allocation Fund.

     WHEREAS, the parties have also agreed to amend Section 3, "MANAGEMENT," of the Agreement to clarify the authority delegated by the Adviser to the Sub-Adviser with respect to investments of the investment portfolios.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to replace the reference of "Fund" to "Funds" in the Agreement in all instances; and the parties hereby agree to amend the Agreement as follows:

     1.	Schedule  A  to  the  Agreement  is  hereby  deleted and replaced in its entirety  with  Schedule  A  dated  August  29,  2011,  attached  hereto.

     2.	Schedule  B  to  the  Agreement  is  hereby  deleted and replaced in its entirety  with  Schedule  B  dated  August  29,  2011,  attached  hereto.

     The parties further agree to amend the Agreement to replace the entire first paragraph under the Section 3, "MANAGEMENT," as follows:

     3.  MANAGEMENT

Subject always to the supervision of the Adviser, who in turn is subject to the supervision of the Trust's Board of Trustees, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Fund and place all orders for the purchase and sale of securities, including foreign or domestic securities or other property (including financial futures and options of any type), all on behalf of the Fund. With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. ("ISDA") Master Agreements, and options on futures contracts ("futures"), which Sub-Adviser is hereby authorized to make so long as such investments are consistent with the investment objectives and strategies of the Funds, as outlined in the Registration Statement for the Trust, the Adviser hereby authorizes and directs the Sub-Adviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent, on behalf of each Fund of the Trust, brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts, and executing as agent, on behalf of each Fund of the Trust, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Adviser acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Sub-Adviser for such investment purposes. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund (as set forth below), and will monitor the Fund's investments, and will comply with the provisions of Trust's Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Fund, which may be amended from time to time. Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program. Sub-Adviser, solely with respect to the assets of the Fund which are under its management pursuant to this Agreement, and based on information obtained from the Fund's administrator, custodian and other service providers, shall take reasonable steps to comply with the diversification provisions of Section 851 and Section 817(h) of the Internal Revenue Code of 1986, as amended ("IRC"), and its accompanying Regulation, Treas. Reg. Section 1.817-5, applicable to the Fund.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of June 1, 2011, effective as of August 29, 2011.

JACKSON NATIONAL ASSET MANAGEMENT, LLC		BLACKROCK INVESTMENT MANAGEMENT, LLC

By: /s/ Mark D. Nerud                       By: /s/ Mike Saliba
Name: Mark D. Nerud					        Name:Mike Saliba
Title: President and CEO					Title: Managing Director


                                   SCHEDULE A
                                AUGUST 29, 2011
                                    (Funds)

                    JNL/BlackRock Commodity Securities Fund
                      JNL/BlackRock Global Allocation Fund


                                   SCHEDULE B
                                AUGUST 29, 2011
                                 (Compensation)


                    JNL/BlackRock Commodity Securities Fund

AVERAGE DAILY NET ASSETS                                             ANNUAL RATE

$0 to $100 Million                                                   0.40%
$100 Million to $400 Million                                         0.29%
Amounts over $400 Million                                            0.20%


                      JNL/BlackRock Global Allocation Fund

AVERAGE DAILY NET ASSETS                                             ANNUAL RATE

$0 to $500 Million                                                   0.42%
$500 Million to $1.5 Billion                                         0.40%
Amounts over $1.5 Billion                                            0.375%